UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

RELIV’ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19932	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard   Chesterfield, Missouri 63005

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item No. 2.03 – Creation of a Direct Financial Obligation

On September 30, 2016, Registrant and three of its wholly-owned subsidiaries, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. (“Registrant Subsidiaries”) renewed a revolving credit facility with Enterprise Bank & Trust (the “Bank”) in the amount of $3.5 million. The credit facility accrues interest on the outstanding principal balance at a floating interest rate based on 30-day LIBOR plus 2.25% and has a maturity date of April 30, 2018. As of this date, there are no outstanding borrowings on the revolving credit facility.

The terms of the revolving credit facility are reflected in a promissory note dated September 30, 2015 among the Registrant, Registrant Subsidiaries and the Bank. In addition, pursuant to a business loan agreement dated September 30, 2015, among the Registrant, Registrant Subsidiaries and the Bank, as amended September 30, 2016, the Registrant agreed to financial covenants, measured quarterly, under which:

•	The Registrant will maintain at all times a tangible net worth of not less than $9.5 million;
•	The Registrant will have a quarterly minimum requirement of earnings before interest expense, income tax expense, depreciation, and amortization (“EBITDA”) of $200,000 for the quarter ended December 31, 2016;
•	The Registrant will have a cumulative minimum EBITDA requirement of $200,000, $400,000, $600,000, and $800,000 for the fiscal periods ending March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, respectively; and
•	The Registrant will have a minimum EBITDA of $200,000 for the quarter ended March 31, 2018.

As defined, EBITDA means consolidated net income of the Registrant for such period, before interest expense, income tax expense, depreciation and amortization, and management fees, and further adjusted to exclude any gain or loss on the sale of assets, other extraordinary gains or losses, and any one-time adjustment approved by the Bank.

The revolving credit facility, term loan, and business loan agreements that were entered into on September 30, 2015, as amended, continue to be secured by all tangible and intangible assets of the Registrant, a whole life insurance policy on the life of the Registrant’s Chief Executive Officer and by a mortgage on the Registrant’s building and real estate located in Chesterfield, Missouri.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
(Registrant)

Date: October 6, 2016	By:	/s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer

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